[Form of Opinion]

Exhibit 8.2

          , 2007

Argonaut Group, Inc.
10101 Reunion Place, Suite 500
San Antonio, Texas 78216

Ladies and Gentlemen:

We have acted as special United States tax counsel to Argonaut Group, Inc., a Delaware corporation (“Argonaut”), in connection with the proposed merger of PXMS Inc., a newly formed Delaware corporation (“Merger Sub”) and wholly owned subsidiary of PXRE Group Ltd., a company organized under the laws of Bermuda (“PXRE”), with and into Argonaut with Argonaut surviving (the “Merger”). The Merger will be effected pursuant to the terms of the Agreement and Plan of Merger, dated as of March 14, 2007, by and among PXRE, Merger Sub and Argonaut (the “Agreement”). You have requested our opinion as to certain U.S. federal income tax consequences of the Merger. Capitalized terms used in this letter which are not otherwise defined herein have the meanings assigned to them in the Agreement.

In connection with this opinion letter, we have examined originals (or copies certified or otherwise identified to our satisfaction) of: (i) the Agreement and (ii) the Joint Proxy Statement/Prospectus of Argonaut and PXRE included in the Registration Statement on Form S-4 and accompanying exhibits filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”). In addition, we have examined copies of such other agreements, instruments, certificates, documents and records and have reviewed such questions of law as we have deemed necessary or appropriate for the purposes of this opinion letter.

In such examination, we have assumed: (i) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies (and the authenticity of the originals of such documents); (ii) that all of the information, statements, representations, covenants, warranties and similar disclosures contained in the documents referred to above are true, correct and complete and will be fully complied with; and (iii) that all of the transactions contemplated by the aforesaid documents will be carried out in accordance with the terms of those documents. As to any facts material to our analysis, we have relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements and certificates of officers and representatives of Argonaut, PXRE and of public officials.

We have also relied upon other representations made by Argonaut and PXRE in their letters to us dated [          ], 2007 (the “Officer’s Certificates”). We have assumed that (1) all facts, statements and representations set forth in this opinion letter and the Officer’s Certificates are true, correct and complete, (2) with respect to any factual assertion or representation made (a) “to the best of our knowledge,” or (b) where a person states they “understand(s) that,” “expect(s) that,” “intend(s) that,” “intend(s) to,” “indicates that” or any similarly qualified fact or representation, such qualified fact or representation is true without such qualification in each case, (3) with respect to any fact, statement or representation relating to the absence of any plan, expectation, intention, understanding or agreement, there is in fact no plan, expectation, intention, understanding or agreement, and (4) with respect to any fact, statement or representation relating to the presence of any plan, expectation, intention, understanding or agreement, such plan, expectation, intention, understanding or agreement will be fully realized or implemented.

In connection with the delivery of this opinion letter, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the “IRS”) and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and in certain circumstances with retroactive effect.

We have not independently undertaken to verify the accuracy or completeness of any of the matters referred to herein. We note further that in reaching the conclusions set forth in this opinion letter, we have assumed, with your consent, that if challenged, the facts, statements, representations and assumptions upon which the opinion letter is based will be properly presented, and the IRS and the courts of competent jurisdiction, if necessary, will find that such facts, statements, representations and assumptions are true, correct and complete. In the event that any one or more of the matters referred to herein are inaccurate or incomplete, the conclusions reached in this opinion letter may be incorrect.
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Based upon and subject to the foregoing, under current law and based upon the facts, representations, assumptions and qualifications contained herein, although the result is not free from doubt due to the lack of binding precedent and the highly factual nature of the issues, we are of the opinion that (i) Argonaut should not recognize gain or loss for United States federal income tax purposes solely as a result of the Merger and (ii) the Merger should not cause PXRE or any Affiliate of PXRE to be treated as a domestic corporation under Section 7874(b) of the Code.
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Our opinion is based upon U.S. federal income tax law as of the date hereof, and no assurance can be given that changes in the law or the administrative or judicial interpretation thereof will not occur so as to adversely affect the treatment of the Merger for U.S. federal income tax purposes. We have assumed no obligation, and do not undertake, to update, revise or supplement any statement herein for any reason whatsoever or to advise you of any matters which may subsequently come to our attention.

We note that the U.S. federal income tax consequences of the transactions described herein are complex and are subject to varying interpretations. These matters involve issues with respect to which the tax law is not clear and the result is not free from doubt. Thus, we can give no assurance that the IRS will not take positions in conflict with the opinions expressed herein, which positions of the IRS might ultimately be sustained by the courts. This opinion letter represents only our interpretation of the law and has no binding, legal effect upon the IRS or any courts. Our opinion is provided to you as a legal opinion only, and not as a guaranty or warranty, and is limited to the specific transactions, documents and matters described above. No opinion on any matter is expressed or implied except as specifically set forth herein.

This opinion letter is intended solely for your benefit in connection with the transactions contemplated by the Agreement and may not be relied upon or used in any manner by any other person or entity or for any other purpose without our express prior written consent and may not be quoted in whole or in part or otherwise referred to in (or be the basis for) any report or document furnished to any person or entity, except in connection with the inspection of the addressee’s files by internal company or government auditors or examiners.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to our firm and to this opinion in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,